Exhibit 10.2

OPERATIONS TRANSFER AGREEMENT

THIS OPERATIONS TRANSFER AGREEMENT (the “OTA Agreement”) is made and entered into on April 23, 2013 (the “Execution Date”), to be effective as of the Closing Date under the Purchase Agreement (as defined herein) (the “Effective Date”), by and among BHC PROPERTIES, LLC, an Arkansas limited liability company (“BHC”), WHC PROPERTIES, LLC, an Arkansas limited liability company (“WHC”), SHC PROPERTIES, LLC, an Arkansas limited liability company (“SHC”), NHC PROPERTIES, LLC, an Arkansas limited liability company (“NHC”), MHC PROPERTIES, LLC, an Arkansas limited liability company (“MHC”), JHC PROPERTIES, LLC, an Arkansas limited liability company (“JHC”), LVRC PROPERTIES, LLC, an Arkansas limited liability company (“LVRC”; BHC, WHC, SHC, NHC, MHC, JHC and LVRC are each individually referred to as a “Seller” and, collectively, as the “Sellers”), BATESVILLE HEALTHCARE CENTER, LLC, an Arkansas limited liability company (“Batesville Operator”); WEST MEMPHIS HEALTHCARE CENTER, LLC, an Arkansas limited liability company (“West Memphis Operator”); SEARCY HEALTHCARE CENTER, LLC, an Arkansas limited liability company (“Searcy Operator”); MINE CREEK HEALTHCARE CENTER, LLC, an Arkansas limited liability company (“Mine Creek Operator”); MAGNOLIA HEALTHCARE CENTER, LLC, an Arkansas limited liability company (“Magnolia Operator”); JONESBORO HEALTHCARE CENTER, LLC, an Arkansas limited liability company (“Jonesboro Operator”); LAKE VILLAGE RESIDENTIAL CARE CENTER, LLC, an Arkansas limited liability company (“Lake Village Operator; Batesville Operator, West Memphis Operator, Searcy Operator, Mine Creek Operator, Magnolia Operator, Jonesboro Operator and Lake Village Operator are each individually referred to as an “Existing Operator” and, collectively, as the “Existing Operators”), ARKANSAS SNF OPERATIONS ACQUISITION III, LLC, a Delaware limited liability company, and its assigns in accordance with Section 6.01 hereof (the “New Operator Parent”), ARKANSAS SNF OPERATIONS ACQUISITION, LLC, a Delaware limited liability company (the “NOP Indemnity Affiliate”), BATESVILLE HEALTH AND REHAB, LLC, an Arkansas limited liability company (“New Batesville Operator”); BROADWAY HEALTH AND REHAB, LLC, an Arkansas limited liability company (“New West Memphis Operator”); SEARCY HEALTH AND REHAB, LLC, an Arkansas limited liability company (“New Searcy Operator”); MINE CREEK HEALTH AND REHAB, LLC, an Arkansas limited liability company (“New Mine Creek Operator”); MAGNOLIA HEALTH AND REHAB, LLC, an Arkansas limited liability company (“New Magnolia Operator”); JONESBORO HEALTH AND REHAB, LLC, an Arkansas limited liability company (“New Jonesboro Operator”); LAKE VILLAGE SENIOR LIVING, LLC, an Arkansas limited liability company (“New Lake Village Operator”; New Batesville Operator, New West Memphis Operator, New Searcy Operator, New Mine Creek Operator, New Magnolia Operator, New Jonesboro Operator and New Lake Village Operator are each individually referred to as a “New Operator” and, collectively, as the “New Operators”).

RECITALS

WHEREAS, each of the six (6) long term care (skilled nursing) facilities (the “6 Facilities”) and one (1) residential care facility (the “Lake Village Facility”) identified on Exhibit A attached hereto (each, a “Facility” and, collectively, the “Facilities”) is owned by a Seller, and leased to an Existing Operator, pursuant to seven (7) separate Lease Agreements (each, an “Existing Lease” and, collectively, the “Existing Leases”);

WHEREAS, pursuant to (i) that certain Asset Purchase Agreement, dated as of April 23, 2013 (the “CHP Purchase Agreement”), by and among Sellers (other than LVRC) and CHP Partners, LP, a Delaware limited partnership (“CHP RE Purchaser”), and (ii) that certain Asset Purchase Agreement, dated as of April 23, 2013 (the “Lake Village Purchase Agreement”, and together with the CHP Purchase Agreement, the “Purchase Agreement”), by and among LVRC and 917 Mary B. Street, LLC, a Delaware limited liability company (“Lake Village RE Purchaser”, and together with CHP RE Purchaser, “RE Purchaser”), Sellers are selling to RE Purchaser or its assigns, and RE Purchaser or its assigns is purchasing (effective as of the Effective Date), certain real property and equipment related to the Facilities, upon the terms and conditions set forth therein (the “APA Sale Transaction”);

WHEREAS, in connection with the APA Sale Transaction, and as a condition to the obligations of Sellers and RE Purchaser to consummate such APA Sale Transaction, Sellers and Existing Operators desire to assign (as of the “Closing Date”) to New Operators, and the New Operators desire to accept from Sellers and Existing Operators, the “OTA Assets,” subject to the “OTA Assumed Liabilities” (each, as defined herein), upon the terms and conditions set forth in this OTA Agreement (the “OTA Sale Transaction”);

WHEREAS, in connection with the APA Sale Transaction and the OTA Sale Transaction, each Existing Operator (other than Lake Village Operator) is engaging SLC Professionals AR7, LLC, a Delaware limited liability company (“SLC”), an Affiliate of New Operator Parent, to manage and operate such Existing Operator’s respective Facility during the period commencing at 12:01 AM immediately after the Effective Date and continuing until (and including) the Closing Date (the “Interim Period”), upon the terms and conditions set forth in those certain Management Agreements, dated as of the Effective Date (collectively, the “Management Agreements”);

WHEREAS, in connection with the APA Sale Transaction and the OTA Sale Transaction, each Existing Operator (other than Lake Village Operator) is engaging Addit, LLC, a Delaware limited liability company (“Addit”), an Affiliate of New Operator Parent, to provide certain support services with respect to such Existing Operator’s respective Facility during the Interim Period, upon the terms and conditions set forth in those certain Administrative Services Agreements dated as of the Effective Date (collectively, the “Consulting Agreements”); and

WHEREAS, in connection with the APA Sale Transaction and the OTA Sale Transaction, as of the Effective Date, the Existing Leases are terminating, and each Existing Operator (other than Lake Village Operator) is entering into a Sublease (with respect to such Existing Operator’s applicable Facility during the Interim Period) with the applicable New Operator.

NOW THEREFORE, in consideration of the foregoing Recitals, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers, Existing Operators, New Operator Parent, NOP Indemnity Affiliate and New Operators, hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this OTA Agreement, the following terms have the means specified in this Section 1.01:

“ADH” means the Arkansas Department of Health.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and for purposes of this definition, the term “control” means the direct or indirect power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Closing” means the consummation of the transactions contemplated by this Agreement on the Closing Date (effective as of 12:00 AM on the Closing Date).

“Closing Date” means (i) with respect to the Lake Village Facility, the Closing Date under the Lake Village Purchase Agreement; and (ii) with respect to the Six Facilities, August 1, 2013; provided that, to the extent any New Operator (other than Lake Village Operator) has not obtained all New Operator Licenses with respect to a particular Facility, the Closing Date for such Facility shall be extended to the date that such New Operator obtains all of the New Operator Licenses with respect to such Facility.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cost Reports” means Medicare, Medicaid and other cost reports pertaining to any Facility.

“Employee Records” means all books, data and records (including electronic versions thereof) related to the Existing Employees.

“Environmental Laws” means all currently existing federal, state, and local statutes, ordinances, rules, orders, regulations, remediation standards, and other provisions having the force of law for the protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the federal Resource Conservation and recovery Act, as amended, and related state statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means those assets described on Exhibit C attached hereto.

“Excluded Records” means: (a) any records that, if provided to New Operator Parent and/or any New Operator, would violate any applicable Law, (b) any records relating to Sellers’ and/or Existing Operators’ efforts to market the Facilities for sale, including any correspondence or other communications with other bidders, (c) any records, the disclosure of which would, in the opinion of legal counsel to Existing Operators, (i) jeopardize any legal privilege available to any Seller, any Existing Operator, or any of their respective Affiliates, relating to such records, or (ii) cause any Seller, any Existing Operator, or any of their respective Affiliates, to breach a confidentiality obligation by which such Person is bound, and (d) policy and procedure manuals (subject to Section 3.08(c) hereof). Under no circumstances shall any Resident Records (as defined below) and any Employee Records be Excluded Records.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Interim Period Agreements” means the Management Agreements and the Consulting Agreements. For the avoidance of doubt, the Lake Village Facility shall not be subject to the Interim Period Agreements.

“Law” or “Laws” means all foreign, federal, state, county and local laws, statutes, rules, regulations, codes, ordinances, orders, judgments, writs, injunctions, decisions or demand letters issued, entered or promulgated by any Governmental Authority, including common law.

“Liens” means any and all liens, encumbrances, charges, pledge and/or security interest.

“New Operator Licenses” has the meaning set forth in Section 4.02(d) hereof.

“New Owners” means CHP Batesville Healthcare Owner, LLC, CHP Broadway Healthcare Owner, LLC, CHP Searcy Healthcare Owner, LLC, CHP Mine Creek Healthcare Owner, LLC, CHP Magnolia Healthcare Owner, LLC, CHP Jonesboro Healthcare Owner, LLC and Lake Village RE Purchaser.

“OTA Agreement” means this OTA Agreement and all Exhibits and Schedules attached to this OTA Agreement, which are hereby incorporated into and made a part of this OTA Agreement as if set forth in full herein, provided, however, that in no event shall “OTA Agreement” include the Purchase Agreement.

“OTA Assets” means the assets described on Exhibit B attached hereto.

“OTA Assumed Liabilities” means the liabilities described on Exhibit D attached hereto.

“OTA Excluded Liabilities” means all liabilities of Sellers and/or Existing Operators (other than the OTA Assumed Liabilities), including, without limitation: (a) any costs of operations, lawsuits, patient, employee or third party claims, demands, losses and expenses arising, occurring and incurred during periods prior to the Closing Date, (b) quality assurance fees or bed taxes for periods prior to the Closing Date, and (c) liabilities under Assumed Contracts arising, occurring and incurred during periods prior to the Closing Date.

“PBS” means Perennial Business Services, LLC, a Maryland limited liability company.

“PCS” means Perennial Consulting Services, LLC, a Maryland limited liability company.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Records” means Resident Records, Employee Records and all other books and records, in whatever medium and wherever located, owned by Sellers and/or Existing Operators exclusively for (or in connection with) the ownership of the OTA Assets or the operations of one or more of the Facilities, including, to the extent such exists and is in the possession of a Seller and/or an Existing Operator, all Cost Reports, contracts, agreements, correspondence, accounting records, legal records, employment and employee records, medical and clinical records, quality of care records, management records, resident and family complaints, records that would indicate payment for care provided to residents, and corporate and internal records, but not the Excluded Records.

“Resident Records” has the meaning set forth in Section 4.01(p)(xvi) hereof.

“Seller’s and Existing Operator’s Knowledge” means the actual knowledge of V. James Santarsiero, Jeanne Butterworth and/or Julia Clark, without independent verification or investigation.

“Seller/Existing Operator Licenses” has the meaning set forth in Section 4.01(f) hereof.

“Taxes” means all taxes, however denominated, including any interest, penalties, or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, whether arising before, on, or after the Closing Date.

ARTICLE II

TRANSFER OF OTA ASSETS; ASSUMPTION OF OTA ASSUMED LIABILITIES

2.01 Transfer of OTA Assets. At the Closing, and upon the terms and conditions herein set forth, Sellers and Existing Operators shall assign, transfer and convey to New Operators free and clear of all Liens (other than OTA Assumed Liabilities and subject to the representations and warranties in Section 4.01 hereof), and New Operators shall accept and acquire, the OTA Assets (but not the Excluded Assets), in consideration of the sum of Ten Dollars ($10.00), the assumption of the OTA Assumed Liabilities (but not the OTA Excluded Liabilities), and the mutual covenants set forth herein.

2.02 Assumption of OTA Assumed Liabilities. Upon the terms and conditions herein set forth, New Operators hereby are assuming and agreeing to pay, perform and discharge when due, the OTA Assumed Liabilities (but not the OTA Excluded Liabilities).

2.03 Closing Deliverables – Sellers and Existing Operators. At the Closing, Seller and Existing Operators shall deliver, or cause to be delivered, to New Operators the following:

(a) Bills of Sale with respect to the OTA Assets, duly executed by Sellers and Existing Operators, in the form attached hereto as Exhibit E;

(b) Assignment and Assumption Agreements with respect to the OTA Assumed Liabilities (subject to Section 2.02 hereof), duly executed by Sellers and Existing Operators, in the form attached hereto as Exhibit F;

(c) The Indemnity Escrow Agreement (as defined below), duly executed by Sellers and Existing Operators.

(d) All Seller/Existing Operator Required Consents;

(e) Certificates of Good Standing with respect to Sellers and Existing Operators (dated no more than fifteen (15) days prior to the Closing Date) issued by the Secretary of State (or other duly authorized official) of Arkansas; and

(f) A copy, certified by an authorized manager of each Seller and Existing Operator, of resolutions authorizing the execution and delivery of this OTA Agreement and consummation of the transactions contemplated hereby.

2.04 Closing Deliverables – New Operators. At the Closing, New Operators shall deliver, or cause to be delivered, to Sellers and Existing Operators the following:

(a) Assignment and Assumption Agreements with respect to the OTA Assumed Liabilities (subject to Section 2.02 hereof), duly executed by New Operators, in the form attached hereto as Exhibit F;

(b) The Indemnity Escrow Agreement duly executed by New Operators

(c) All New Operator Required Consents;

(d) Certificates of Good Standing with respect to New Operator Parent and New Operators (dated no more than fifteen (15) days prior to the Closing Date) issued by the Secretary of State (or other duly authorized official) of Delaware (with respect to New Operator Parent) and Arkansas (with respect to New Operators); and

(e) A copy, certified by a duly authorized officer of New Operator Parent, NOP Indemnity Affiliate and New Operators, of resolutions authorizing the execution and delivery of this OTA Agreement and the consummation of the transactions contemplated hereby.

2.07 Closing Costs. Each party shall pay all costs and fees of its respective counsel.

ARTICLE III

COVENANTS

3.01 Licenses and Provider Agreements. New Operators (other than New Lake Village Operator) shall use their best efforts to obtain all of the New Operator Licenses on or before August 1, 2013 (the “Proposed Closing Date”). If any New Operator (other than New Lake Village Operator) fails to obtain all New Operator Licenses with respect to a particular Facility on or before the Proposed Closing Date and such failure is due to the fault of the applicable New Operator or any of its Affiliates, the fees payable under the Interim Period Agreements with respect to such Facility shall be reduced to zero (0) for the period commencing on the Proposed Closing Date and continuing through and including the Closing Date with respect to such Facility. Without limiting the foregoing, New Operators shall execute and file any and all forms, notices, consents and applications with ADH, and, if applicable, the Centers for Medicare and Medicaid Services (“CMS”), as may be necessary to timely issue or transfer any such New Operator License and/or Seller/Existing Operator License (including, without limitation, provider agreements) to New Operators for the purpose of operating the Facilities. Existing Operators shall fully cooperate in the execution and filing of any and all forms, notices, consents and applications with ADH and CMS as may be necessary to timely apply for the issuance or assumption of any license or the assignment of provider agreements to New Operators for the purpose of operating the Facilities to the extent permitted by applicable laws.

3.02 Cost Reports and Related Liabilities.

(a) Cost Reports. Existing Operators shall prepare and file final Medicare Cost Reports with respect to the operation of the Facilities (prior to the Closing Date) as soon as practicable after the Closing Date, but in no event later than ninety (90) days after the Closing Date. Existing Operators shall thereafter timely provide (or cause Jeanne Butterworth to provide) any additional information which may be reasonably requested by ADH or CMS with respect to such final Cost Reports or any prior Cost Reports, and any RAC audits or other audits relating to Medicaid or Medicare audits. Upon Existing Operators’ receipt of New Operators’ written request, Existing Operators shall provide (or cause Jeanne Butterworth to provide) New Operators with a copy of all such Cost Reports, any additional information submitted to ADH or CMS in conjunction with such Cost Reports, and any and all invoices, statement, ledgers, documents or other information required by ADH or CMS or their auditors. All proceeds from an Existing Operator’s Cost Reports shall remain the property of such Existing Operator, and New Operators shall promptly forward any such proceeds and any related reports or correspondence to Existing Operators, subject to the Interim Period Agreements.

(b) Cost Report Obligations and Liabilities. All rights to or in, or obligations, overpayments, recoupment claims, audits, and liabilities relating to, reimbursements and Cost Reports for Medicaid and Medicare concerning periods prior to the Closing Date are solely

Existing Operators’ right and responsibility, and New Operator Parent, New Operators, and their respective Affiliates and representatives (the “New Operators’ Indemnified Parties”), shall be indemnified, defended and held harmless by Sellers and Existing Operators if any liability, claim or obligation relating to such reimbursements or Cost Reports (the “Existing Operator Cost Report Obligations”) is imposed upon New Operators’ Indemnified Parties, (except to the extent such liability, claim or obligation relates to the Interim Period) subject to the Interim Period Agreements.

(c) New Operators’ Billing. From the Closing Date until the date that is two (2) years after the Closing Date, New Operators shall, in connection with any and all Medicare Cost Reports submitted following such Closing Date, include in all such Cost Reports an amount equal to the amount of bad debt carried on the books of the Existing Operators arising from services to beneficiaries of the Medicare program prior to the Closing Date, provided that, Existing Operators provide New Operators with logs and supporting backup documentation for such bad debt (collectively, “Existing Operators’ Bad Debt”). On settlement of such amounts under the Medicare program, New Operators shall promptly forward to Existing Operators all such amounts within five (5) business days after receipt by New Operators, subject to the Interim Period Agreements. In addition, from the Closing Date until the date that is two (2) years after the Closing Date, New Operators shall bill all Medicare claims of Existing Operators for services to beneficiaries of the Medicare program prior to the Closing Date. Within five (5) business days after receipt of such payments, New Operators shall promptly forward all such amounts to the Existing Operators, subject to the Interim Period Agreements.

3.03 Employees.

(a) Certain Benefits. Except as set forth on Schedule 3.03(a), neither Existing Operators, PBS nor PCS have any pension, profit sharing, bonus, incentive, sick leave, sick pay or other plan applicable to any of their respective employees. No such employee has any vested or unvested retirement benefits or other termination benefits, except as described on Schedule 3.03(a).

(b) Employee Schedule. Attached hereto as Schedule 3.03(b) is a schedule (the “Employee Schedule”) which reflects, in all material respects, the following as of the Effective Date: (i) the names of all employees of Existing Operators based in each Facility (collectively, “EO Employees”), employees of PBS (collectively, “PBS Employees”), and employees of PCS (collectively, “PCS Employees”; together with the EO Employees and the PBS Employees collectively referred to herein as, the “Existing Employees”); and (ii) their positions, rates of pay, a description of all of their benefits, union status, accrued vacation pay, sick pay, or paid leave time, and original hire dates.

(c) Termination and Rehiring of Employees. On the Effective Date (with respect to PBS Employees and PCS Employees) and on the Closing Date (with respect to EO Employees), each Existing Operator shall terminate the employment of all of its respective employees at its Facility (and shall cause each of PBS and PCS to terminate all of its respective employees), including, without limitation, Persons temporarily absent from active employment by reason of disability, illness, injury, workers’ compensation, approved leave of absence or layoff. Addit and SLC shall offer to hire at least seventy-five percent (75%) of all of the PBS Employees and PCS Employees, respectively, who are actively working as of the date immediately prior to the Effective Date (collectively, the “PBS/PCS Transferred Employees”). New Operators shall offer to hire at least seventy-five percent (75%) of all of the EO Employees who are actively working as of the date immediately prior to the Closing Date (collectively, the “EO Transferred Employees”; together with the PBS/PCS Transferred Employees collectively referred to herein as, the “Transferred Employees”). New Operators, Addit and SLC shall employ such personnel including providing such compensation and benefits for such period and at such level sufficient for Existing Operators, PBS and PCS to satisfy any WARN Act (as defined below) liabilities. For the purposes of this Section 3.03(c), “actively working” shall mean those employees who are in good standing with the Existing Operators, PBS and/or PCS, and who are not temporarily absent from active employment by reason of disability, illness, injury, workers’ compensation, approved leave of absence or layoff. New Operators, Addit and/or SLC reserve the right to establish new terms and conditions of employment. Transferred Employees, at the option of New Operators, Addit and/or SLC, may be required to submit to and pass background checks, pre-employment physicals and drug screening as a condition to their hiring and retention by New Operators, Addit and/or SLC.

(d) Payment of Salaries and Wages. Existing Operators shall be responsible for the payment (or causing its Affiliates to make payment) to Existing Employees of all salaries and wages, including salaries and wages associated with paid time off, due or accrued for periods prior to (i) 11:59 PM on the Effective Date, with respect to PBS Employees and PCS Employees, and (ii) 12:00 AM on the Closing Date, with respect to EO Employees, each such payment to be made on the next regularly scheduled pay date, in all cases, subject to the Interim Period Agreements. Anything to the contrary notwithstanding, this OTA Agreement shall not be deemed to create or grant to any Existing Employee and/or Transferred Employee any third party beneficiary rights or claims or any cause of action of any kind or nature. Existing Operators shall timely pay (or cause its Affiliates to pay) to all applicable Governmental Authorities all employment-related Taxes due with respect to Existing Employees for periods prior to (i) 11:59 PM on the Effective Date, with respect to PBS Employees and PCS Employees, and (ii) 12:00 AM on the Closing Date, with respect to EO Employees, in each case, including Existing Operators,’ PBS’ and PCS’ share of all FICA, state and federal unemployment Taxes and workers compensation insurance premiums, in all cases, subject to the Interim Period Agreements.

(e) Notice Compliance. In the event any notice or payments to Existing Employees is required under the Worker Adjustment Retraining Notification Act (such Act, together with any local or state law equivalents, “WARN Act”) or other applicable plant closure law due either to actual or constructive termination of employment, such notice or payments shall be the sole responsibility of New Operators, Addit or SLC, as applicable.

(f) Health Care Coverage. As of the Effective Date, Addit or SLC shall offer the PBS/PCS Transferred Employees group health insurance coverage sponsored by Addit or SLC to the extent provided to other employees of Addit or SLC, such coverage to also include coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to any PBS Employees and PCS Employees who are not rehired by Addit or SLC. As of the Closing Date, New Operators shall offer the EO Transferred Employees group health insurance coverage sponsored by New Operators to the extent provided to other employees of New Operators, such coverage to also include coverage pursuant to COBRA to any EO Employees who are not rehired by New Operators.

(g) Paid Time Off. Existing Operators shall be responsible (or shall cause their Affiliates to be responsible) for the liability associated with any and all vacation pay, sick pay, or paid leave time owed to Existing Employees pursuant to Existing Operators,’ PBS’ and/or PCS’ established plans, programs, practices and arrangements which were accrued but unpaid as of (i) 11:59 PM on the Effective Date, with respect to PBS Employees and PCS Employees, and (ii) 12:00 AM on the Closing Date, with respect to EO Employees (collectively, “Accrued Benefits”), subject to the Interim Period Agreements. Attached as Schedule 3.03(g) is a complete roster of Existing Employees listing, for each employee, the Accrued Benefits as of the Effective Date (the “Accrued Benefits Schedule”). On the Closing Date, Existing Operators shall deliver an updated Accrued Benefits Schedule with respect to the EO Employees. On the Effective Date, Sellers or Existing Operators are depositing funds equal to the amount of Accrued Benefits with respect to PBS Employees and PCS Employees into an escrow account (the “Accrued Benefit Escrow Account”) to be held by the escrow agent thereunder (the “Accrued Benefit Escrow Agent”) pursuant to the terms of that certain Escrow Agreement dated on or about the Effective Date, by and among the parties hereto and Accrued Benefit Escrow Agent, for a period ending on January 31, 2014 (the “Accrued Benefit Escrow Release Date”), to secure each Existing Operators’ obligations for the Accrued Benefits. On the Closing Date, Sellers or Existing Operators shall deposit funds equal to the Accrued Benefits as of the Closing Date with respect to EO Employees into the Accrued Benefit Escrow Account on the same terms. By the fifteenth (15th) of each month between the Effective Date and the Accrued Benefit Escrow Release Date, New Operators shall send Existing Operators an invoice stating with detail the Accrued Benefits used by any Transferred Employees between the date of the invoice and the date of the previous invoice or, if there is no previous invoice, the Effective Date. Within ten (10) days of delivery of such invoice, New Operators shall be entitled to draw from the Accrued Benefit Escrow Account in the amount set forth on the invoice, except to the extent that the amount in the invoice is disputed by Existing Operators. The method for Existing Operators to dispute an amount in an invoice shall be for the Existing Operators to notify the New Operators and the Accrued Benefit Escrow Agent of such dispute within the 10-day period set forth above. Any such dispute shall be resolved by binding arbitration in accordance with Section 6.02(b) hereof (or by any other method mutually agreed to by the parties hereto). Existing Operators shall not reimburse New Operators for any Accrued Benefits used, retained or carried over by any Transferred Employees on or after January 1, 2014. Any unbilled amount remaining in the Accrued Benefit Escrow Account after the Accrued Benefit Escrow Release Date shall be promptly returned to Existing Operators or Sellers. All fees and costs associated with the Accrued Benefit Escrow Account shall be borne by Sellers and/or Existing Operators.

(h) Compliance and Employment Claims. To Seller’s and Existing Operator’s Knowledge, Existing Operators, PBS and PCS have complied, in all material respects, with all Laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, equal opportunity, workers’ compensation, unemployment compensation, collective bargaining and the payment of social security and other Taxes. New Operators shall cooperate on all matters which reasonably require Sellers or Existing Operators to access employees, records and other documents at the Facility.

(i) Except as set forth in Schedule 3.03(h)(i), there are no employment-related complaints or charges pending or, to Seller’s and Existing Operator’s Knowledge, threatened against Existing Operators, PBS or PCS with the Equal Employment Opportunity Commission, Department of Labor, or any other comparable state or local agency.

(ii) Except as set forth on Schedule 3.03(h)(ii), there are no workers’ compensation claims pending or, to Seller’s and Existing Operator’s Knowledge, threatened against Sellers, Existing Operators, PBS or PCS. To the extent any such workers’ compensation claims are pending or threatened against Sellers, Existing Operators, PBS or PCS, Schedule 3.03(h)(ii) also details whether such claim or claims are covered by workers’ compensation insurance.

(i) Access to Jeanne Butterworth. At all times after the Effective Date, New Operators shall make Jeanne Butterworth reasonably available to Sellers and Existing Operators, to provide reasonable assistance to Sellers and Existing Operators relating to the operation of the Facilities during the Interim Period, and winding down Sellers’ and Existing Operators’ activities with respect to the operations of the Facilities on and after the Closing Date.

3.04 Revenues and Expenses. Subject to the Interim Period Agreements, all revenues (including, but not limited to, payments due from the residents of the Facilities or third party payors) and expenses related to the operation of the Facilities shall be allocated to either (i) periods on and prior to the Effective Date, (ii) the Interim Period, or (iii) periods on and after the Closing Date. Existing Operators shall be entitled to such revenues and responsible for such expenses (including, without limitation, the payment of all accounts payable) arising out of its operation of the Facilities for periods prior to the Closing Date, and New Operators shall be entitled to the revenues and responsible for the expenses (including, without limitation, the payment of all accounts payable) arising out of its operation of the Facilities on and after the Closing Date, in each case, subject to the Interim Period Agreements.

3.05 Accounts Receivable. Existing Operators shall retain their right, title and interest in and to all unpaid accounts receivable with respect to the Facilities which relate to the period prior to the Closing Date, subject to the Interim Period Agreements. Attached as Schedule 3.05 is a preliminary accounts receivable report relating to accounts receivable of the Facilities for services rendered through December 2012. No later than thirty (30) days after the Closing Date, Existing Operators shall provide New Operators with a final updated schedule, which shall be added to Schedule 3.05, setting forth, by Facility, its outstanding accounts receivable as of the Closing Date. Any payments received with respect to the Facilities which relate to periods on and after the Closing Date shall be retained by New Operators, subject to the Interim Period Agreements.

(a) Third Party Payments. Without limiting the generality of the foregoing, payments received by New Operators from third party payors shall be handled as follows:

(i) Medicaid. (x) All Medicaid payments with respect to the Facilities which relate to periods prior to the Closing Date shall be forwarded within five (5) business days to the Existing Operators together with applicable remittance advices, and (y) all such payments with respect to the Facilities which relate to periods on and after the Closing Date shall be retained by New Operators and if received by Existing Operators, shall be forwarded by Existing Operators within five (5) business days to New Operators, together with applicable remittance advices, in each case, subject to the Interim Period Agreements.

(ii) Medicare. (x) All Medicare payments with respect to the Facilities which relate to periods prior to the Closing Date shall be forwarded within five (5) business days to the Existing Operators together with applicable remittance advices, and (y) all such payments with respect to the Facilities which relate to periods on and after the Closing Date shall be retained by New Operators and if received by Existing Operators, shall be forwarded by Existing Operators within five (5) business days to New Operators, together with applicable remittance advices, in each case, subject to the Interim Period Agreements.

(iii) Commercial Payors. All payments received from managed care organizations and other commercial payors prior to the Closing Date shall be retained by Existing Operators, subject to the Interim Period Agreements. All such payments received after the Closing Date shall be paid into accounts established by New Operators for the receipt of payments from managed care organizations and other commercial payors. Any funds received by New Operators on and after the Closing Date, which relate to periods prior to the Closing Date, shall be deposited by New Operators and remitted to Existing Operators within five (5) business days, together with remittance advices, subject to the Interim Period Agreements. Any funds received by Existing Operators on and after the Closing Date, which relate to periods on and after the Closing Date, shall be forwarded by Existing Operators to New Operators within five (5) business days, together with remittance advices, subject to the Interim Period Agreements.

(b) Private Pay Payments. Without limiting the generality of the foregoing, payments received by New Operators from private payors shall be handled as follows:

(i) If such payments either specifically indicate on the accompanying remittance advice, or if the parties agree, that they relate to periods prior to the Closing Date, they shall be forwarded to Existing Operators by the New Operators, along with the remittance advice, within five (5) business days after receipt thereof, subject to the Interim Period Agreements;

(ii) If such payments indicate on the accompanying remittance advice, or if the parties agree, that they relate to periods on and after the Closing Date, they shall be retained by the New Operators, subject to the Interim Period Agreements;

(iii) If such payments indicate on the accompanying remittance advice, or if the parties agree, that they relate to periods for which both parties are entitled to payment under the terms hereof, the portion thereof which relates to the periods prior to the Closing Date shall be remitted to Existing Operators within five (5) business days after receipt thereof, and the balance shall be retained by the applicable New Operators and if received by Existing Operators, shall be forwarded to by Existing Operators within five (5) business days to New Operators, in each case, subject to the Interim Period Agreements; and

(iv) For a period of thirty (30) days after the Closing Date, if there is no remittance advice accompanying any payment received by New Operators, or if the accompanying remittance advice does not indicate the period to which a payment relates, then any such unidentified payment shall first be applied to pre-Closing Date balances and be remitted to Existing Operators within five (5) business days after receipt thereof (subject to the Interim Period Agreements), with any excess applied to balances due for services rendered by the New Operators on and after the Closing Date. Thereafter, if there is no remittance advice accompanying any payment received, or if the accompanying remittance advice does not indicate the period to which a payment relates, then any such unidentified payment shall first be applied to post-Closing Date balances and be remitted to New Operators within five (5) business days after receipt thereof, with any excess applied to balances due for services rendered by the Existing Operators before the Closing Date, subject to the Interim Period Agreements. Upon the reasonable request of the other party, each party shall provide the requesting party copies of all documents and information supporting or relating to any unidentified payment within five (5) business days of such request.

(c) Misapplication. In the event that any payment under this Section 3.05 is misapplied by the parties, the party that erroneously received said payment shall remit the same to the proper party within five (5) business days after said determination is made. For a period of twelve (12) months after the Closing Date, each party shall provide the other party (at least monthly) an accounting of all accounts receivable and similar amounts received by such party.

3.06 Utilities. Existing Operators shall arrange for a final statement with respect to all utilities serving the Facilities prior to the Closing Date and shall pay all costs identified thereon, less any prepaid expenses and/or deposits held by utility providers in the name of Existing Operators. New Operators shall arrange for all such utilities to be billed in their name on and after the Closing Date, and shall pay all fees due therefor on and after the Closing Date. All utilities costs which “straddle” the Interim Period shall be allocated at Closing between Existing Operators and New Operators, as appropriate, in accordance with Section 3.04 hereof.

3.07 Resident Trust Funds. Schedule 3.07 attached hereto sets forth an accounting of all resident trust funds (the “Trust Funds”) being held by Existing Operators as of the Effective Date for each Facility, including the names of the residents for whom such Trust Funds are held and the corresponding balance. On the Closing Date, Existing Operators, with the cooperation of New Operators, shall transfer the Trust Funds (held by the Existing Operators as of the Closing Date) to bank accounts designated by New Operators, and New Operators shall, upon receipt of such Trust Funds, execute and deliver a Resident Trust Fund Closeout Report which acknowledges the receipt of such funds and which provides that New Operators shall expressly assume all Existing Operators’ financial and custodial obligations with respect thereto arising after the Closing Date. On and after the Closing Date, New Operators shall assume all such obligations and be directly accountable to the residents of each Facility and to any applicable Governmental Authorities, for the Trust Funds transferred to them. Existing Operators shall remain responsible for deficiencies in the Trust Funds existing on and prior to the Effective Date. Sellers and Existing Operators shall indemnify New Operators’ Indemnified Parties for any liabilities or obligations relating to or arising out of such deficiencies in the Trust Funds on and prior to the Effective Date. New Operators shall indemnify Existing Operators’ Indemnified Parties (as defined in Section 5.03 hereof) for any liabilities or obligations relating to or arising out of such deficiencies in the Trust Funds on and after the Closing Date.

3.08 Records.

(a) Delivery. On the Closing Date, subject to all applicable confidentiality Laws, restrictions, agreements, and provisions, Existing Operators shall deliver the Records to New Operators. Existing Operators shall be responsible for the delivery of any and all notices to the residents of the Facilities regarding the transfer of medical and personal records hereunder.

(b) Access. After the Closing Date, New Operators shall provide to Sellers, Existing Operators and their respective representatives (after reasonable notice and during normal business hours and without charge to Sellers and/or Existing Operators) access to all books and records relating to the OTA Assets and/or OTA Excluded Liabilities, for periods on and prior to the Closing, and shall preserve such books and records until the later of: (a) six (6) years after the Closing Date, or (b) the retention period required by applicable Law. Such access shall include reasonable access to any computerized information systems that contain data regarding the OTA Assets and/or OTA Excluded Liabilities. New Operators acknowledge that Sellers and Existing Operators have the right to retain originals or copies of such books and records for periods prior to the Closing. With respect to any litigation and claims that are OTA Excluded Liabilities, New Operators will render all reasonable assistance that Sellers and Existing Operators may request in defending such litigation or claim and will make available to Sellers and Existing Operators, on reasonable terms, the personnel of New Operators or their Affiliates most knowledgeable about the matter in question.

(c) Policy and Procedure Manuals. Until October 31, 2013, New Operators shall be permitted to use Existing Operators’ policy and procedure manuals in connection with New Operators’ operation of the Facilities. As soon as practicable after such period, and in all events within thirty (30) days thereafter, New Operators shall destroy all such policy and procedure manuals and provide Existing Operators with an affidavit to such effect, signed by a duly authorized officer of New Operators.

3.09 Assignment and Assumption of Assumed Contracts. At Closing, New Operators shall accept, assume and discharge from Sellers and Existing Operators those certain contracts and agreements which relate to the operations of the Facilities and are in existence and effective as of the Closing Date (collectively, the “Assumed Contracts”). No later than five (5) days prior to the Closing Date, the parties shall prepare a schedule of Assumed Contracts, which shall be added as Schedule 3.09 hereof. The parties shall cooperate to obtain any necessary consents for assignment (including those required prior to and after the Closing Date). Any and all payments or other obligations accruing under the Assumed Contracts prior to the Closing Date shall be the sole and exclusive responsibility of the Existing Operators. Any and all payments and other obligations accruing under the Assumed Contracts on and after the Closing Date shall be the sole and exclusive responsibility of New Operators. All such obligations shall be pro-rated and paid, as appropriate, at Closing.

3.10 Confidentiality.

(a) Each of Sellers and Existing Operators (on one hand) and New Operators (on the other hand) agree that all non-public information relating to the Facilities and their operations, in whatever form delivered, made available, or disclosed before or after the Closing Date (the “Confidential Information”) is of a confidential and proprietary nature. Each party agrees: (i) that it will maintain the confidentiality of the Confidential Information, (ii) that it will protect and secure the Confidential Information in a commercially reasonable manner, and in any event in a manner no less protected and secure than such Person’s own confidential information, (iii) that it will not use the Confidential Information other than in connection with the consummation of the transactions contemplated by this OTA Agreement (or to enforce its rights under this OTA Agreement) or to own and operate the Facilities, and (iv) that it will disclose the Confidential Information only: (x) as may be required by Law, or (y) to its directors, officers, employee, agents, and representatives (including potential lenders) on a need-to-know basis in order to consummate the transactions contemplated hereby (or to enforce its rights hereunder), or in connection with the ownership and operation of the Facilities. Each party agrees to cause its directors, officers, employees, agents, and representatives to comply with the obligations of such Person under this Section 3.10.

(b) Each party recognizes that irreparable injury will result from a breach by such Person of Section 3.08 and/or this Section 3.10, and that money damages will be inadequate to fully remedy such injury. Accordingly, in the event of a breach or threatened breach of such provisions, a non-breaching party shall be entitled to seek (in addition to any other remedies which may be available to such Person) one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01 Sellers’ and Existing Operators’ Representations and Warranties. Each Seller and Existing Operator hereby represents and warrants (as of the Effective Date) to the New Operators’ Indemnified Parties (which term, for the purposes of this Section 4.01, shall include New Owners) as follows, except in all cases as disclosed in the disclosure schedules accompanying Article IV of this OTA Agreement (the “Disclosure Schedules”):

(a) Organization. Each Seller and Existing Operator is duly organized and validly existing under the Laws of Arkansas.

(b) Authority. The execution, delivery, and performance by each Seller and Existing Operator of this OTA Agreement have been duly authorized by all necessary limited liability company action by the manager and/or sole member of such Person, and no other limited liability company proceedings on the part of such Person are necessary to authorize such execution, delivery, and performance. This OTA Agreement has been duly executed by each Seller and Existing Operator and constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other statutes affecting creditors’ rights generally.

(c) No Conflict or Violation. The execution, delivery, and (subject to the receipt of all consents, approvals, authorizations, certifications, waivers, and notifications set forth on Schedule 4.01(c) of the Disclosure Schedules (the “Seller/Existing Operator Required Consents”)) performance by each Seller and Existing Operator of this OTA Agreement does not and will not: (i) violate or conflict with any provision of the certificate of organization or operating agreement of such Seller or Existing Operator, or (ii) to Seller’s and Existing Operator’s Knowledge, violate any judgment, order or decree applicable to Sellers and/or Existing Operators, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Assumed Contract, which violation, conflict, breach, or default in any such case would reasonably be expected to have a material adverse effect on the OTA Assets or the operations of the Facilities.

(d) Compliance with Law. With respect to the ownership of the OTA Assets and the operations of the Facilities, neither Sellers nor Existing Operators have received written notice that any Seller, Existing Operator or any Facility is in violation of any applicable Law, except for violations that would not reasonably be expected to have a material adverse effect on the OTA Assets or the operations of the Facilities. No investigation or review by any Governmental Authority relating to the ownership of the OTA Assets or the operations of the Facilities is pending, or, to Seller’s and Existing Operator’s Knowledge, has been threatened in writing. To Seller’s and Existing Operator’s Knowledge, neither Sellers nor Existing Operators are in default with respect to any order, judgment, or decree of any court or other Governmental Authority applicable to such Sellers, Existing Operators, the OTA Assets, or the operations of the Facilities, other than violations and defaults the consequences of which would not reasonably be expected to have a material adverse effect on the OTA Assets or the operations of the Facilities.

(e) Litigation. Except as set forth on Schedule 4.01(e) of the Disclosure Schedules, there are no pending or, to Seller’s and Existing Operator’s Knowledge, threatened claims, causes of action, suits, or proceedings brought by or against any Seller or Existing Operator that, if adversely determined, could reasonably be expected to have a material adverse effect on the OTA Assets or the operations of the Facilities or materially impair the ability of Sellers and/or Existing Operators to consummate the transactions contemplated by this OTA Agreement.

(f) Licenses. To Seller’s and Existing Operator’s Knowledge, Schedule 4.01(f) of the Disclosure Schedules sets forth a complete and correct list of all material permits, licenses, certifications, registrations, authorizations, and accreditations from any Governmental Authority, including, without limitation, any Medicare and Medicaid provider agreements, obtained or held by Sellers and/or Existing Operators in connection with the ownership of the OTA Assets and operation of the Facilities (the “Seller/Existing Operator Licenses”). To Seller’s and Existing Operator’s Knowledge, except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities: (i) each such Seller/Existing Operator License is valid and in full force and effect, and is not subject to any pending or threatened proceeding to revoke, cancel, suspend or declare such Seller/Existing Operator License invalid in any respect; and (ii) Seller and Existing Operators are not in material default under any Seller/Existing Operator License.

(g) Corrections. Attached hereto as Schedule 4.01(g) is a true, correct and complete listing of any outstanding, uncured or uncorrected survey reports, waivers of deficiencies, plans of correction, or any other governmental investigation reports received by Existing Operators with respect to each Facility, a copy of each of which has been provided to New Operators.

(h) Billing. To Seller’s and Existing Operator’s Knowledge, all billing practices of Existing Operators with respect to the Facilities to all third party payors, including any local, state or federal governmental or quasi-governmental authorities or agency and private insurance companies, have been in compliance with all applicable Laws and policies of such third party payors and/or any Governmental Authority, in all material respects, and Existing Operators have not billed or received any payment or reimbursement in excess of amounts permitted by applicable Law.

(i) Compliance. Except as set forth on Schedule 4.01(i), each Existing Operator has, to Seller’s and Existing Operator’s Knowledge, complied (in all material respects) with each applicable Law, and neither Existing Operator nor the Facility is in material violation of any applicable Law to which it or each Facility is subject, including the Federal Medicare and Medicaid statutes, including 42 U.S.C. Sections 1320a-7, 1320a-7(a) and 1320a-7(b). Except as set forth on Schedule 4.01(i), no Seller or Existing Operator has received any written notice of any violations of any Law, including, without limitation, violations of state licensing requirements for operation of each Facility as a skilled nursing facility, safety, handicapped accessibility, Americans with Disabilities Act, health, Environmental Laws, fire, zoning or subdivision Laws.

(j) Insurance. Schedule 4.01(j) sets forth a complete and accurate list of all insurance policies and fidelity bonds covering the Facilities, the OTA Assets and the business, operations and employees of Existing Operators. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and Existing Operators are otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar insurance coverage) remain in full force and effect. To Seller’s and Existing Operator’s Knowledge, there is no threatened termination of, and neither Sellers nor Existing Operators have received written notice of, any premium increase with respect to, any such policies or bonds.

(k) OFAC. Each Seller and each Existing Operator is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively hereinafter referred to as the “Orders”). Neither such Person nor any of its Affiliates (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (ii) is a Person

(as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (iii) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. Neither any Seller nor any Existing Operator is acting, directly or indirectly for, or on behalf of, any Person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked Person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated herein, directly or indirectly, on behalf of, any such Person, group, entity or nation.

(l) Tax Matters.

(i) Except as otherwise provided in this OTA Agreement: (a) Sellers and Existing Operators have filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign Tax laws, and all such Tax returns, reports and forms, to the extent they relate to the OTA Assets or the operation of the Facilities, are complete and accurate in all material respects, (b) all Taxes shown to be due on such Tax returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof, and (c) to each Seller’s and Existing Operator’s Knowledge, no Tax liens have been filed with respect to any Taxes in connection with any OTA Assets.

(ii) Sellers and Existing Operators have made available to New Operators all material income Tax returns filed with respect to the OTA Assets or the operation of the Facilities for Tax periods ended on or after December 31, 2009.

(iii) No claim has ever been made by a taxing authority in a jurisdiction where any Seller or Existing Operator does not file Tax returns that a Seller or Existing Operator is or may be subject to taxation by that jurisdiction.

(iv) Except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities, there is no action, suit, investigation, audit or assessment pending or, to each Seller’s and Existing Operator’s Knowledge, threatened, with respect to Taxes in connection with the OTA Assets or the operation of the Facilities.

(v) To each Seller’s and Existing Operator’s Knowledge, except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities: (i) all monies required to be withheld by Sellers or Existing Operators with respect to the OTA Assets or the operation of the Facilities (including from EO Employees, PCS Employees and PBS Employees for income Taxes and social security and other payroll Taxes) have been collected or withheld and paid to the respective taxing authorities in all material respects, and (ii) each Seller and Existing Operator has withheld and paid, in all material respects, all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any EO Employee, any PBS Employee, any PCS Employee, independent contractor, creditor, stockholder, or other person, and all Internal Revenue Service (“IRS”) Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed.

(vi) To each Seller’s and Existing Operator’s Knowledge, no “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) promulgated under the Code (including any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2)) has been effected in connection with the operation of the Facilities.

(vii) To each Seller’s and Existing Operator’s Knowledge, (i) none of Sellers, Existing Operators or their respective Affiliates has made with respect to Sellers and Existing Operators, or any OTA Assets, any consent under Section 341 of the Code, (ii) none of the OTA Assets is “tax exempt use property” within the meaning of Section 68(h) of the Code, and (iii) none of the OTA Assets is a lease made pursuant to Section 68(f)(8) of the Code.

(viii) No Seller or Existing Operator is a “foreign person” within the meaning of Section 445 of the Code.

(m) Financial Statements.

(i) Sellers and Existing Operators have made available to New Operators: (i) balance sheet information with respect to the OTA Assets as of December 31, 2012 (the “Balance Sheet Information”) and (ii) income statements for the operations of the Facilities for the twelve (12) month period ending December 31, 2012 and year-to-date income statements for the operations of the Facilities as of March 31, 2013 (the “Income Statement Information”). The Balance Sheet Information and the Income Statement Information have been prepared from the books and records of Sellers and Existing Operators in conformity with generally accepted accounting principles consistently applied (“GAAP”) (except in each case as described in the notes thereto) and on that basis and to Seller’s and Existing Operator’s Knowledge, fairly present (subject, in the case of any statements or information for periods other than a complete fiscal year, to normal, recurring year-end audit adjustments) the financial condition and results of operations of the Facilities as of the respective dates thereof and for the respective periods indicated. To Seller’s and Existing Operator’s Knowledge, the books and records of Sellers and Existing Operators accurately, fairly and correctly set out and disclose, in all material respects, all financial transactions of Sellers and Existing Operators relating to the operation of the Facilities for the periods noted therein.

(ii) To Seller’s and Existing Operator’s Knowledge, the Existing Operators and the Facilities do not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except (i) as disclosed, reflected or reserved against in the Balance Sheet Information or the Income Statement Information, (ii) for items set forth in Schedule 4.01(m)(ii), and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the applicable balance sheet or income statement and not in violation of this OTA Agreement.

(iii) To Seller’s and Existing Operator’s Knowledge, the accounting for advance payments and patient trust fund accounts provided to New Operators by Sellers and Existing Operators pursuant to this OTA Agreement is accurate in all material respects.

(n) Absences of Changes or Events. To each Seller’s and Existing Operator’s Knowledge, except as set forth on Schedule 4.01(n), since December 31, 2012, (i) no change or event has occurred which has resulted in a material and adverse effect on the OTA Assets or the operations of the Facilities other than changes relating to the industry in which the Facilities operate and not specifically relating to or disproportionately affecting the OTA Assets or the operation of the Facilities, and (ii) Existing Operators have operated the Facilities in the ordinary course of business and in substantially the same manner as previously conducted and has made reasonable efforts consistent with past practices to preserve the relationships with residents, patients, families of residents and patients, suppliers and others in connection with the operation of the Facilities.

(o) Transactions with Affiliates. After the Closing, none of Sellers, Existing Operators or their respective Affiliates will have any interest in any Assumed Contract or provide material services with respect to the operation of the Facilities.

(p) Health Care Representations. To each Seller’s and Existing Operator’s Knowledge:

(i) Each Facility is duly licensed as a skilled nursing facility or assisted living facility as required under the applicable Laws of the ADH. The licensed bed capacity of each Facility as of the Execution Date is as set forth in Exhibit A. There are no proceedings or actions pending or contemplated to reduce the number of licensed beds of any Facility.

(ii) Except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities, the Existing Operators (and the operation of each Facility participating in the Medicare and/or Medicaid programs) are in substantial compliance in all material respects with the applicable provisions of the applicable Laws of any Governmental Authority having jurisdiction over the ownership, use or operation of any Facility, including (a) staffing requirements, (b) health and fire safety codes (except for code-required sprinkler systems which are being installed at the Batesville Healthcare Center and the Searcy Healthcare Center, as previously disclosed to New Operators (the “Sprinkler System Installation Project”)), including safety standards, (c) applicable Laws relating to the prevention of fraud and abuse, (d) insurance, reimbursement and cost reporting requirements, government payment program requirements and disclosure of ownership and related information requirements, (e) requirements of applicable Governmental Authorities, including those relating to each Facility’s physical structure and environment, licensing, rate setting, equipment and personnel, and (f) any other applicable Laws or agreements for reimbursement with respect to each Facility.

(iii) Except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities: (a) each Existing Operator is in compliance in all material respects with the requirements for participation in the Medicare and Medicaid programs with respect to each Facility that currently participates in such programs, (b) no Existing Operator had any deficiencies on its most recent survey (standard or complaint) that would result in a denial of payment for new admissions and (c) no Existing Operator had any deficiencies at “level G” or above on its most recent survey (standard or complaint), nor has any Existing Operator been cited with any substandard quality of care deficiencies (as that term is defined in Part 488 of 42 C.F.R.) on its most recent survey. During the past two (2) years, no Facility has been designated as a Special Focus Facility (as such term is defined by CMS Special Focus Facility Program).

(iv) There are no contracts or agreements with residents of any Facility or with any other persons or organizations that deviate in any material respect from or that conflict with any statutory or regulatory requirements.

(v) Other than the Medicare, Medicaid, Veterans Administration and Total Life Healthcare, Inc., programs, no Existing Operator is a participant in any federal, state or local program whereby any Governmental Authority or any intermediary, agency, board or other authority or entity may have the right to recover funds with respect to any Facility by reason of the advance of federal, state or local funds, including those authorized under the Hill-Burton Act (42 U.S.C. § 291, et seq.). The Existing Operators have received no written notice, and have no knowledge, of any actual or alleged violation of applicable antitrust laws by any Existing Operator.

(vi) Except as set forth on Schedule 4.01(p)(vi) (the “Existing Liens”), all third party payor accounts receivable of each Existing Operator are free of any Liens and no such receivables have been pledged as collateral security for any loan or indebtedness. The Existing Liens shall be terminated on or before the Closing Date.

(vii) Except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities, each Existing Operator is in compliance in all material respects with the Health Care Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereunder.

(viii) Except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities, there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or non-renewal of an Seller/Existing Operator License affecting any Existing Operator or any Facility or Medicare or Medicaid provider agreement.

(ix) All Medicare, Medicaid, and private insurance Cost Reports and financial reports required to be submitted by or on behalf of each Facility during the past two (2) years are accurate and complete in all material respects and have not been misleading in any material respects. Except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities, (a) there are no current, pending or outstanding Medicare, Medicaid or third party payor programs reimbursement audits or appeals, and (ii) there are no current or pending Medicare, Medicaid or third party payor programs recoupment claims and there is no basis for making any such recoupment claims, in each case with respect to any Facility (other than a Medicaid related recoupment claim with respect to the Jonesboro Healthcare Center).

(x) Except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities, each Facility and the use thereof complies in all material respects with all applicable local, state, and federal building codes, fire codes (other than the Sprinkler System Installation Project), and other similar regulatory requirements and no waivers of such physical plant standards exist at any of the Facilities.

(xi) Not including any materials protected by attorney-client privilege or constituting attorney work product, true and complete copies of all survey reports, notices and waivers of deficiencies, plans of correction, and any other Governmental Authority investigation reports issued with respect to the Facilities, together with material correspondence with Governmental Authorities concerning the Facilities for the last two (2) years have been made available to New Operators.

(xii) Except as set forth in Schedule 4.01(p)(xii), no Existing Operator or Facility has received any written notice or written communication from any Governmental Authority, alleging any violation of accreditation, professional, trade, industry, ethical or other applicable standards by any Existing Operator or Facility.

(xiii) No Existing Operator or any of its Affiliates have provided any incentives to contracted provider networks or providers that have violated any applicable Law with respect to inducing, directly or indirectly, such contracted provider networks or providers to refer patients to any of the Facilities. Except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities, each Existing Operator and each Facility are, and during the past two (2) years have been, in material compliance with the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark law (42 U.S.C. § 1395nn), False Claims Act (31 U.S.C. § 3729 et seq.) and any state law prohibiting kickbacks or certain referrals relating or applicable to Medicare or any other state or federal health care programs. In addition, the Existing Operators and each Facility are, and during the past two (2) years have been, in material compliance with all applicable Laws pertaining to (a) billings to insurance companies, health maintenance organizations and other managed care plans or otherwise related to insurance fraud and (b) collection agencies and the performance of collection services.

(xiv) To Seller’s and Existing Operator’s Knowledge, each employee of any Existing Operator who is required by Law to hold a permit or other qualification to deliver health care services to patients (including the performance of diagnostic services such as x-ray or lab services) holds such permit or other qualification and is performing only those services which are permitted by such permit or other qualification.

(xv) Sellers and Existing Operators have made available to New Operators, Patient Census Information that is true, complete and accurate in all material respects for each of the Facilities for the last two (2) calendar years and current year-to-date.

(xvi) To Seller’s and Existing Operator’s Knowledge, (i) Resident Records (as hereinafter defined) used or developed in connection with the operation of the Facilities have been maintained in all material respects in accordance with all Laws governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records and (ii) there is no material deficiency in the Resident Records. For the purposes of this Agreement, the “Resident Records” means all books, data and records (including electronic versions thereof) related to the operation of the Facilities, including financial and accounting records, customer lists, patient lists, resident lists, patient charts and care plans, family or emergency contact lists, referral source lists, regulatory surveys and reports, incident tracking reports, advertising and marketing materials and competitive analyses, all policy and procedure manuals, and all records and reports (except for such records and reports where transfer is prohibited by Law) relating to all residents or patients at the Facilities.

(q) Intellectual Property. To each Seller’s and Existing Operator’s Knowledge, each Existing Operator owns, is licensed to use or otherwise has the right to use, all intellectual property that is material to the operation of the Facilities. To each Seller’s and Existing Operator’s Knowledge, except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities, no Existing Operator is a party to, nor bound by, any material contract or agreement with respect to which any such Existing Operator is the licensee that prohibits or otherwise restricts such Existing Operator from conveying such intellectual property pursuant to this OTA Agreement. To each Seller’s and Existing Operator’s Knowledge, there is no infringement or claim of infringement by others of any intellectual property rights of any Existing Operator, which infringement or claim of infringement could reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities.

(r) Contracts.

(i) To each Seller’s and Existing Operator’s Knowledge, except for any Assumed Contract, such Seller or Existing Operator is not a party to or bound by any contract, agreement, lease, commitment, or instrument: (i) that has been entered into, renewed, extended, or otherwise amended in the ordinary course of operating the Facilities; and (ii) that such Seller or Existing Operator is unable to terminate as of the Closing without penalty or prospective liability.

(ii) To each Seller’s and Existing Operator’s Knowledge, except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities, all Assumed Contracts are valid, binding and in full force and effect and are enforceable by Seller or Existing Operator party thereto, in accordance with their terms, subject to the effect any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditor’s rights generally. Except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities, each Seller or Existing Operator, as applicable, has performed all material obligations required to be performed by them to date under the Assumed Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to each Seller’s and Existing Operator’s Knowledge, no other party to any Assumed Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Except as disclosed in the applicable Disclosure Schedule, no Seller or Existing Operator has (i) received any notice of the intention of any party to terminate any Assumed Contract listed in any schedule or (ii) delivered to the other party any notice of its intention to terminate any Assumed Contract listed in any Disclosure Schedule. Complete and correct copies of all contracts listed in the Disclosure Schedules, together with all modifications and amendments thereto, have been delivered to New Operators.

(iii) Sample forms of patient admission agreements and resident admission agreements (“Patient/Resident Contracts”) have been delivered to New Operators. Except as set forth in Schedule 4.01(r)(iii), no Patient/Resident Contract deviates in any substantial respect from such sample forms. To Seller’s and Existing Operator’s Knowledge, all residents of the Facilities have executed Patient/Resident Contracts.

(s) ERISA and Benefit Plans.

(i) Schedule 4.01(s)(i) sets forth a true and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), established, maintained or contributed to by any Seller or any Existing Operator for the benefit of any officers or EO Employees, PCS Employees or PBS Employees (“EO Pension Plans”) and all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, vacation, employment, retention, severance, medical, dental, vision, disability, death benefit, sick leave, insurance, fringe benefit or other plan, arrangement or understanding, in each case established, maintained, or contributed to by any Seller, Existing Operator or any of their respective affiliates for the benefit of any officers or EO Employees, PCS Employees or PBS Employees (all the foregoing, including EO Pension Plans, being herein called “EO Benefit Plans”). None of the EO Benefit Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA

(ii) Sellers and Existing Operators have made available to New Operators, with respect to each EO Benefit Plan, true, complete and correct copies of: (i) all EO Benefit Plan documents and amendments (or, in the case of any unwritten EO

Benefit Plans, descriptions thereof), (ii) the current and most recent summary plan description for each EO Benefit Plan for which such a summary plan description is required, (iii) each trust agreement, group annuity contract or other funding and financing arrangement relating to any EO Benefit Plan, and (iv) any discrimination tests performed during the last three (3) plan years.

(iii) Each EO Benefit Plan which is intended by its terms to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS that such EO Benefit Plan is so qualified under the Code, or (ii) is the adoption of a prototype or volume submitter plan that has received a favorable opinion letter or advisory letter from the IRS, and, to each Seller’s and Existing Operator’s Knowledge, no circumstance exists which would reasonably be expected to cause such EO Benefit Plan to cease being so qualified. Each EO Benefit Plan complies, and has been maintained, in all material respects in accordance with its terms and all requirements of applicable Laws, and there has been no notice issued by any Governmental Authority questioning or challenging such compliance. There are no actions, suits or claims (other than routine claims for benefits) pending or, to each Seller’s and Existing Operator’s Knowledge, threatened against or involving any EO Benefit Plan or the assets of any EO Benefit Plan. No Seller or Existing Operator has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the Health Care Requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (B) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (C) under Section 302 of ERISA or Section 412 of the Code, or (D) under Title IV of ERISA.

(iv) Other than with respect to any Assumed Liabilities, no amounts related to any bonus, severance, job security or similar benefit will become payable as a result of the Closing for which any New Operator will bear any liability after the Closing.

(t) Employee and Labor Matters.

(i) Except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities: (a) there is no, and during the past three (3) years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to each Seller’s and Existing Operator’s Knowledge, threatened, against or affecting the operation of the Facilities; (b) to each Seller’s and Existing Operator’s Knowledge, no union organizational campaign is in progress with respect to the EO Employees, PCS Employees and/or PBS Employees and no question concerning representation of such EO Employees, PCS Employees and/or PBS Employees exists; (c) no Seller or Existing Operator is engaged in any unfair labor practice in connection with the operation of the Facilities; (d) there are no unfair labor practice charges or complaints pending, or, to each Seller’s and Existing Operator’s Knowledge, threatened, before the National Labor Relations Board or any state or local labor relations board in connection with the operation of the Facilities; (e) there are no pending, or, to each Seller’s and Existing Operator’s Knowledge, threatened, union grievances in connection with the operation of the Facilities; (f) there are no pending, or, to each Seller’s and Existing Operator’s Knowledge, threatened, charges in connection with the operation of the Facilities against any Seller or Existing Operator or any current or former employee of the Facility before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices (except for the EEOC charge Mine Creek Healthcare Center as previously disclosed to New Operators); and (g) no Seller or Existing Operator has received written notice during the past three (3) years of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the operation of the Facilities and, to each Seller’s and Existing Operator’s Knowledge, no such investigation is in progress.

(ii) No Existing Employee is, to each Seller’s and Existing Operator’s Knowledge, a party to or bound by any contract, or subject to any judgment that may interfere with the use of such Existing Employee’s best efforts to promote the interests of the Facilities, may conflict with the operation of the Facilities, this OTA Agreement, the OTA Sale Transaction or the APA Sale Transaction or that has had or could reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities. To each Seller’s and Existing Operator’s Knowledge, no activity of any employee at a Facility as or while an employee of such Facility has caused a violation of any employment contract, confidentiality agreement, patent disclosure agreement or other contract to which such employee was a party. To each Seller’s and Existing Operator’s Knowledge, neither the execution and delivery of this OTA Agreement, the consummation of the OTA Sale Transaction or the APA Sale Transaction, nor the conduct of the operation of the Facilities by the Existing Employees, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, under which any such Existing Employee is now obligated.

(iii) Except as would not reasonably be expected to have a material adverse effect on the OTA Assets and the operations of the Facilities, since the enactment of the WARN Act, to each Seller’s and Existing Operator’s Knowledge, (i) no Seller or Existing Operator has effectuated a “plant closing” (as defined in the WARN Act) affecting any Facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any Facility, (iii) no Seller or Existing Operator has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law and (iv) none of the Existing Employees will have suffered an “employment loss” (as defined in the WARN Act) during the six (6) month period prior to the Effective Date.

(iv) Other than West Memphis Operator, no Existing Operator is a party to any collective bargaining agreement or other labor contract applicable to any EO Employees.

(v) To each Seller’s and Existing Operator’s Knowledge, (a) none of the funds or other assets of any Seller or Existing Operator or any of their affiliates constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or Governmental Authority subject to trade restrictions under U.S. applicable Law, including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder with the result that the investment in any Seller or

Existing Operator or any of their Affiliates, as applicable (whether directly or indirectly), is prohibited by law (an “Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Seller, any Existing Operator or any of their Affiliates, as applicable, with the result that the investment in any Seller, any Existing Operator or any of their Affiliates, as applicable (whether directly or indirectly), is prohibited by applicable Law; and (c) none of the funds of any Seller, any Existing Operator or any of their Affiliates, as applicable, have been derived from any unlawful activity with the result that the investment in any Seller, any Existing Operator or any of their Affiliates, as applicable (whether directly or indirectly), is prohibited by applicable Law.

(u) Broker’s Fee. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which New Operator Parent or New Operators could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Sellers or Existing Operators. Sellers and/or Existing Operators shall be solely obligated to pay any and all commissions due to any party resulting from the sale and purchase of the OTA Assets, including Vantage Medical, Inc.

Each New Operator hereby acknowledges and agrees that, except with respect to the foregoing representations and warranties set forth in this Section 4.01, the OTA Assets are being conveyed by Sellers and Existing Operators to New Operators in “as-is, where-is” condition without warranty or representation, express or implied.

4.02 New Operator Parent’s, NOP Indemnity Affiliate, and New Operators’ Representations and Warranties. New Operator Parent, NOP Indemnity Affiliate and each New Operator hereby represents and warrants (as of the Effective Date) to Sellers as follows:

(a) Organization. New Operator Parent and NOP Indemnity Affiliate are each duly organized and validly existing under the Laws of Delaware. Each New Operator is duly organized and validly existing under the Laws of Arkansas.

(b) Authority. The execution, delivery, and performance by New Operator Parent, NOP Indemnity Affiliate, and each New Operator of this OTA Agreement have been duly authorized by all necessary corporate or limited liability company action by a duly authorized officer or manager, and no other proceedings on the part of such Person are necessary to authorize such execution, delivery, and performance. This OTA Agreement has been duly executed by New Operator Parent, NOP Indemnity Affiliate, and each New Operator and constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other statutes affecting creditors’ rights generally.

(c) No Conflict or Violation. The execution, delivery, and (subject to the receipt of all consents, approvals, authorizations, certifications, waivers, and notifications set forth on Schedule 4.02(c) of the Disclosure Schedules (the “New Operator Required Consents”)) performance by New Operator Parent, NOP Indemnity Affiliate, and each New Operator of this OTA Agreement does not and will not: (i) violate or conflict with any provision of the articles or certificate of incorporation or bylaws (or certificate of organization or operating agreement) of New Operator Parent and each New Operator, (ii) violate any provision of Law applicable to such Person, or (iii) violate any judgment, order or decree applicable to any such Person, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract to which such Person is a party.

(d) Licenses. To each New Operators’ knowledge, Schedule 4.02(d) sets forth a complete and correct list of all material permits, licenses, certifications, registrations, authorizations and accreditations from any Governmental Authority required to be obtained or held by any New Operator in connection with the ownership of the OTA Assets and operation of the Facilities (the “New Operator Licenses”).

(e) OFAC. New Operator Parent, NOP Indemnity Affiliate, and each New Operator is in compliance with the requirements of the Orders. Neither such Person nor any of its Affiliates (i) is listed on the Lists, (ii) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (iii) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. Neither New Operator Parent, nor NOP Indemnity Affiliate, nor any New Operator is acting, directly or indirectly for, or on behalf of, any Person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked Person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated herein, directly or indirectly, on behalf of, any such Person, group, entity or nation.

(f) Broker’s Fee. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Sellers and/or Existing Operators could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by New Operator Parent, NOP Indemnity Affiliate, or New Operators.

ARTICLE V

SURVIVAL AND INDEMNIFICATION

5.01 Survival of Representations and Warranties. The representations and warranties of the parties in Article IV of this OTA Agreement (and Section 3.03 hereof) will survive the Closing and will expire on August 1, 2015.

5.02 Seller and Existing Operator Indemnification Obligations. Subject to the provisions of this Article V, Sellers and Existing Operators, jointly and severally, will indemnify, defend, and hold harmless New Operators’ Indemnified Parties (which term, in connection with any Losses incurred as a result of (or arising from) clauses (a) and (b) below, shall include New Owners) from and against any and all damages, suits, claims, proceedings, fines, judgments, costs and expenses (including reasonable attorneys’ fees) (each individually a “Loss”, and collectively, “Losses”) actually incurred by any New Operators’ Indemnified Party as a result of (or arising from) (a) any breach by Sellers and/or Existing Operators of any of the representations and warranties of Sellers and/or Existing Operators set forth in Section 4.01 (and

Section 3.03) hereof, (b) any breach by Sellers and/or Existing Operators of any covenants of Sellers and/or Existing Operators set forth in this OTA Agreement, (c) any OTA Excluded Liabilities, including, without limitation, (i) the operation of the Facilities by Sellers and Existing Operators prior to the Closing Date (including, without limitation, failure to comply with employment Laws during any such period, and/or workers’ compensation claims with respect to work performed during any such period), and (ii) deficiencies in the Trust Funds which arise on and prior to the Effective Date, (d) any Existing Operators Bad Debt, and (e) the first $150,000.00 of any Losses suffered by New Operators’ Indemnified Parties with respect to any professional liability claims arising from the operation of the Facilities occurring on and after the Effective Date (the “Professional Liability Losses”). Notwithstanding the foregoing, in no event shall any New Operators’ Indemnified Party have a right to be indemnified for any Losses relating to Sellers’ and Existing Operators’ breach of any representations or warranties hereunder if any New Operators’ Indemnified Party had knowledge of the applicable breach (resulting in such Losses) at the time of Closing.

5.03 New Operator Parent, NOP Indemnity Affiliate, and New Operator Indemnification Obligations. Subject to the provisions of this Article V, New Operator Parent, NOP Indemnity Affiliate, and New Operators, jointly and severally, will indemnify, defend, and hold harmless Sellers, Existing Operators and their respective Affiliates and representatives (collectively, the “Existing Operators’ Indemnified Parties”) from and against any and all Losses actually incurred by any Existing Operators’ Indemnified Party as a result of (or arising from) (a) any breach by New Operator Parent, NOP Indemnity Affiliate, and/or New Operators of any of the representations and warranties of New Operator Parent, NOP Indemnity Affiliate, and/or New Operators set forth in Section 4.02 hereof, (b) any breach by New Operators of any covenants of New Operators set forth in this OTA Agreement, and (c) any OTA Assumed Liabilities, including, without limitation, (i) the operation of the Facilities on and after the Closing Date, and (ii) deficiencies in the Trust Funds which arise after the Closing Date. Notwithstanding the foregoing, in no event shall any Existing Operators’ Indemnified Party have a right to be indemnified for any Losses relating to New Operator Parent and/or New Operators’ breach of any representations or warranties hereunder if any Existing Operators’ Indemnified Party had knowledge of the applicable breach (resulting in such Losses) at the time of Closing.

5.04 Loss Mitigation. Any party entitled to receive indemnification under this Agreement (the “Indemnitee”) will use commercially reasonable efforts to mitigate any indemnifiable Losses, including by using commercially reasonable efforts to recover otherwise indemnifiable Losses from insurers of the Indemnitee under applicable insurance policies so as to reduce the amount of any indemnifiable Loss hereunder, and will not take any action specifically excluding from any of its insurance policies any otherwise indemnifiable Losses if losses of such type are otherwise covered by such policies. The amount of any indemnifiable Loss will be reduced to the extent that the Indemnitee receives any insurance or any other proceeds with respect to an otherwise indemnifiable Loss.

5.05 Indemnity Procedures. In the event that the Indemnitee becomes aware of a claim for which it may be entitled to indemnification hereunder, such Indemnitee will promptly notify the other party (the “Indemnitor”), describing the claim in reasonable detail and indicating the estimated amount, to the extent practicable, of the indemnifiable Loss that the Indemnitee claims it has sustained or may sustain. The Indemnitor, at its sole cost and expense, will have the right, upon written notice to the Indemnitee delivered within fifteen (15) business days following its receipt of such notice from the Indemnitee, to retain counsel and conduct the defense of the claim while reserving its right to contest the issue of whether it is liable to the Indemnitee for any indemnification hereunder. If the Indemnitor elects to conduct the defense of the claim, the Indemnitee will cooperate fully with respect thereto, and the costs of any separate counsel retained by the Indemnitee will be borne solely by the Indemnitee. In the event the Indemnitor fails to respond to the written notice of a claim, or refuses to retain counsel and conduct the defense of the claim, the Indemnitee may retain counsel and conduct the defense of the claim, and the Indemnitor will be liable for all reasonable defense costs (including reasonable attorneys’ fees) to the extent the Indemnitor is otherwise obligated hereunder to indemnify the Indemnitee with respect to such claim. In connection with any claim for which the Indemnitor exercises its right hereunder to conduct the defense of such claim, the Indemnitor will have full authority to make all decisions and determine all actions to be taken with respect to the defense and settlement of the claim, including the right to pay, compromise, settle, or otherwise dispose of the claim at the Indemnitor’s expense; provided that any such settlement will be subject to the prior consent of the Indemnitee, which will not be unreasonably withheld or delayed, if the settlement involves relief other than or in addition to the payment of money. A failure to give timely notice under this Section 5.05 will affect the rights and obligations of a party hereunder only to the extent that, as a result of such failure, the party entitled to receive the notice was actually prejudiced as a result of such failure; provided, however, that in no event will a claim for indemnification for breaches of representations and warranties be valid if made after the expiration of the applicable survival period set forth in Section 5.01.

5.06 Limitations of Liability. To the extent that Sellers and/or Existing Operators (on one hand) or New Operator Parent, NOP Indemnity Affiliate, and/or New Operators (on the other hand) have any obligations or liabilities for indemnifiable Losses hereunder with respect to breaches of any of the representations and warranties set forth in Section 4.01 (and Section 3.03) hereof, or set forth in Section 4.02 hereof (as the case may be), recourse for enforcement of such obligations or liabilities (if any) shall be limited to the sum of $1,500,000, and no action may be taken with respect to any greater amounts. In no event shall Sellers and/or Existing Operators (on one hand) or New Operator Parent, NOP Indemnity Affiliate, and/or New Operators (on the other hand), have any obligation or liability for indemnifiable Losses unless and until the aggregate amount of such Losses exceeds $50,000 (the “Deductible”), at which point the Indemnitee shall be entitled to indemnification hereunder for the amount of Losses in excess of such Deductible (subject to the preceding sentence); provided, however, there is no Deductible for Professional Liability Losses. Notwithstanding anything in this Agreement to the contrary but subject to the Interim Period Agreements, in no event shall Losses include (a) punitive, indirect, consequential, special or speculative damages, or (b) amounts measured by, or related to, lost profits, lost opportunities, or similar terms, in each case, unless, such sums are required to be paid by an Indemnitee to an unaffiliated third party and such sums are actually paid to such unaffiliated third party and not retained by such Indemnitee. Nothing in this Agreement shall permit any Person to recover more than the actual amount of damages incurred by such Person, even if such damages arise from the breach of more than one representation, warranty or covenant. The constituent parties comprising the New Operators’ Indemnified Parties (including, with respect to any Losses incurred as a result of (or arising from) clauses (a) and (b) of Section 5.02 above, the New Owners) acknowledge and agree that they may not individually assert separate indemnity claims for any Loss or Losses where such Loss or Losses arise(s) out of the same act, omission, event or breach of, concerning, or by the Sellers and/or the Existing Operators (the “Single Loss Limitation”). Sellers and/or the Existing Operators shall have no obligation to pay or fund any single Loss more than once, though indemnity payments made hereunder may be allocated among the New Operators’ Indemnified Parties (including, with respect to any Losses incurred as a result of (or arising from) clauses (a) and (b) of Section 5.02 above, the New Owners) in such manner as they agree among themselves.

5.07 Applicability. For the avoidance of doubt, (a) the obligations and covenants contained in this Article V survive the Closing, and (b) the sole and exclusive remedy (except as set forth in Section 3.10(b) hereof) for any breach or alleged breach of any representation, warranty, or covenant under this Agreement will be indemnification in accordance with, and subject to the limitations of, this Article V.

5.08 No Reliance.

(a) New Operator Parent, NOP Indemnity Affiliate, and each New Operator acknowledges that (i) no Seller or Existing Operator is making (or has made) any representation or warranty, express or implied, in connection with the transactions contemplated in (and the subject matter of) this OTA Agreement, except as set forth in Section 4.01 of this OTA Agreement (and Section 3.03 hereof), and (ii) New Operator Parent, NOP Indemnity Affiliate, and each New Operator is not relying (and has not relied) upon any representations or warranties, express or implied, made by any other Person in connection with the transactions contemplated in (and the subject matter of) this OTA Agreement.

(b) Each Seller and each Existing Operator acknowledges that (i) New Operator Parent, NOP Indemnity Affiliate, and each New Operator are not making (nor has it made) any representation or warranty, express or implied, in connection with the transactions contemplated in (and the subject matter of) this Agreement, except as set forth in Section 4.02 of this OTA Agreement, and (ii) Seller and Existing Operators are not relying (and have not relied) upon any representations or warranties, express or implied, made by any other Person in connection with the transactions contemplated in (and the subject matter of) this Agreement.

5.09 Indemnity Escrow. The initial source for New Operators’ Indemnified Parties to recover Losses for which they are entitled to be indemnified under this Article V and for the New Owners to recover for Losses (as defined in the Purchase Agreement) for which they are entitled to be indemnified under Article VIII of the Purchase Agreement shall be from that certain escrow account (the “Indemnity Escrow Account”) to be held by the escrow agent thereunder (the “Indemnity Escrow Agent”) pursuant to the terms of that certain Escrow Agreement dated on or about the Effective Date, by and among the parties hereto, New Owners and Indemnity Escrow Agent, in the form attached hereto as Exhibit G (the “Indemnity Escrow Agreement”). From the sales proceeds due to Seller at the closing of the APA Sale Transaction, Sellers and/or Existing Operators shall deposit the amount of $500,000 into the Indemnity Escrow Account which amount shall fully-fund such account. The Indemnity Escrow Account shall be interest-bearing (payable proportionately to the recipients of distributions with respect thereto), shall be reduced to the amount of $250,000 on August 1, 2014, and shall terminate and be fully released no later than August 1, 2015, all as set forth in the Indemnity Escrow Agreement, subject in each case to any unresolved claims filed by New Operators on or prior to the applicable disbursement date, and such funds in the Indemnity Escrow Account shall remain on deposit with the Indemnity Escrow Agent until the final resolution of such claims. All fees and costs associated with the Indemnity Escrow Account shall be borne by New Operators. Notwithstanding anything to the contrary in the foregoing, if any Professional Liability Losses are paid out of the Indemnity Escrow Account, then Sellers and Existing Operators shall within seven (7) days of such withdrawal deposit into the Indemnity Escrow Account an amount equal to the amount withdrawn from the Indemnity Escrow Account for the payment of such Professional Liability Losses.

ARTICLE VI

MISCELLANEOUS

6.01 Assignment. This OTA Agreement may not be assigned by any party without the prior written consent of the other parties. Notwithstanding the foregoing, New Operator Parent shall have the option, exercisable by giving written notice to Sellers and Existing Operators prior to the Closing Date, of assigning its rights under this OTA Agreement to one or more Affiliates of New Operator Parent formed for the sole purpose of operating the Facilities; provided, however, that New Operator Parent and NOP Indemnity Affiliate shall remain responsible for its obligations under this Agreement and shall execute such documents as Sellers and Existing Operators shall reasonably request to affirm its obligations hereunder. Sellers and Existing Operators shall reasonably cooperate with New Operator Parent and execute such documents as are reasonably necessary for New Operator Parent to effect such assignment; provided, however, that: (a) neither Sellers nor Existing Operators shall be obligated to incur any additional expense as a result of such assignment; and (b) New Operator Parent and NOP Indemnity Affiliate shall indemnify Sellers and Existing Operators against any costs or losses arising as a result of, or in connection with, such assignment.

6.02 Applicable Law; Dispute Resolution.

(a) This OTA Agreement shall be governed by and construed in accordance with the laws of Arkansas, without regard to conflicts of law rules or principles.

(b) Subject to Section 3.10(b) hereof, in the event of any dispute among the parties arising under or relating to this OTA Agreement, the parties shall use their best efforts to resolve such dispute by negotiation. If the parties fail to resolve such dispute within ten (10) days after any party provides written notice to the other parties of such party’s intent to submit the dispute to arbitration pursuant hereto, such dispute shall be submitted by the parties to binding arbitration in accordance with the procedures of the American Arbitration Association. Any resulting hearing shall be held in the Baltimore, Maryland area, or at such other location as may be agreed upon by the parties. The resolution of any dispute achieved through such arbitration shall be binding and enforceable by a court of competent jurisdiction. The costs of any arbitration shall be borne equally by Sellers and Existing Operators (on one hand) and New Operators (on the other hand).

6.03 Notices. Any notice, demand, waiver, or consent required or permitted hereunder shall be in writing and shall be given by prepaid registered or certified mail, with return receipt requested, or by a national overnight courier service, addressed as follows:

If to Sellers or Existing Operators	Perennial Business Services, LLC Executive Plaza III 11350 McCormick Road, Suite 503 Hunt Valley, MD 21031 Attn: Mr. V. James Santarsiero

With a copy to:	Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, MD 21202 Attn: Thomas E. D. Millspaugh , Esq.

If to New Operator Parent, NOP Indemnity Affiliate, or New Operators:	Arkansas SNF Operations Acquisition III, LLC c/o Capital Funding Group 1422A Clarkview Road Baltimore, MD 21209 Attn: Mr. Brian Reynolds

With a copy to:	Fenigstein & Kaufman 1900 Avenue of the Stars, Suite 2300 Los Angeles, CA 90067 Attn: S. Jack Fenigstein, Esq.

All such notices shall be effective upon receipt or refusal of delivery, whichever shall occur first. Any party may change its address for the purpose of notice by giving written notice in accordance with the provisions of this Section.

6.04 Construction. This OTA Agreement shall be construed as the joint and equal work product of each party and shall not be construed more or less favorably on account of its preparation or drafting. The article and section headings of this OTA Agreement are for convenience of reference only and may not be utilized in construing or interpreting this OTA Agreement.

6.05 Waivers. Any waiver by either party of any violation of, breach of, or default under any provision of this OTA Agreement or any exhibit, schedule, or other document referred to in this OTA Agreement by the other party shall be effective only if in writing signed by the applicable party, and shall not be construed as or constitute a waiver of any subsequent violation, breach of, or default under that provision or any other provision of this Agreement or any other document referred to in this OTA Agreement.

6.06 Further Assurances. Each party shall, at any time and from time to time after the Effective Date, execute and deliver, or cause to be executed and delivered, such further consents, approvals, conveyances, assignments, and other documents and instruments as the other party shall reasonably request in order to carry out any of the terms and provisions of this OTA Agreement.

6.07 Counterparts. This OTA Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.08 Attorneys’ Fees. Each party shall bear its own direct and indirect expenses, including attorneys’ fees, incurred in connection with the negotiation and preparation of this OTA Agreement and the consummation and performance of the transactions contemplated hereby, except as otherwise provided herein. In the event of any dispute among the parties in connection with this OTA Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees in addition to any other amounts awarded.

6.09 Waiver of Trial by Jury. Each party waives trial by jury with respect to any dispute regarding or arising under this OTA Agreement.

6.10 Third Parties. Nothing in this OTA Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto (and, in accordance with Article V hereof, New Operators’ Indemnified Parties and Existing Operators’ Indemnified Parties) and the parties’ respective legal representatives, successors, and permitted assigns. Nothing in this OTA Agreement is intended to relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this OTA Agreement.

6.11 General Construction. The word “including” means “including without limitation.” Words such as “herein,” “hereof,” “hereby,” and “hereunder” and words of similar import refer to this OTA Agreement as a whole and not to any particular Section or Subsection of this OTA Agreement.

6.12 Entire Agreement. This OTA Agreement (including all schedules and exhibits attached hereto and all other documents executed in connection herewith and pursuant to the terms and conditions hereof) constitutes the entire contract between the parties relating to the transactions contemplated hereby, may not be modified except by an instrument in writing and signed by both of them, and supersedes and replaces all prior agreements and understandings, oral or written, with regard to such transactions.

6.13 Post-Closing Information. From time to time after the Effective Date, each party shall deliver to the other party such information and data as the other party may reasonably request, including information or data that is required to enable the requesting party to complete and file all federal, state, and local forms that may be required to be filed by it and to complete all customary Tax and accounting procedures and otherwise to enable the requesting party to satisfy its reasonable internal accounting, Tax, and other requirements or to otherwise respond to any claim, litigation, government investigation, or other matter for which the requesting party has liability hereunder.

6.14 Joinder.

(a) Sellers hereby join in this OTA Agreement for the purposes of assuming responsibility, jointly and severally, with Existing Operators for the accuracy of all representations and warranties and for the performance of all covenants or obligations (including, without limitation, any indemnification obligations), of the Existing Operators as set forth in this OTA Agreement.

(b) Each of New Operator Parent and NOP Indemnity Affiliate hereby joins in this OTA Agreement for the purposes of assuming responsibility, jointly and severally, with New Operators for the accuracy of all representations and warranties and for the performance of all covenants or obligations (including, without limitation, any indemnification obligations), of the New Operators as set forth in this OTA Agreement.

6.15 Timing. The phrase “business days” as used herein shall mean the days of Monday through Friday, excepting only federal holidays. The phrase “calendar days” as used herein shall mean all days of the week, including all holidays. The term “days” without reference to calendar or business days shall mean calendar days. Time is of the essence of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, Sellers have executed this Operations Transfer Agreement on the Execution Date, to be effective as of the Effective Date.

SELLERS:

BHC PROPERTIES, LLC, an Arkansas limited liability company			WHC PROPERTIES, LLC, an Arkansas limited liability company

By:	JSJB PROPERTIES, LLC, a Delaware limited liability company, its Manager		By:	JSJB PROPERTIES, LLC, a Delaware limited liability company, its Manager

	By:	/s/ V. James Santarsiero		By:	/s/ V. James Santarsiero
		V. James Santarsiero			V. James Santarsiero
	Title:	Manager		Title:	Manager

SHC PROPERTIES, LLC, an Arkansas limited liability company			NHC PROPERTIES, LLC, an Arkansas limited liability company

By:	JSJB PROPERTIES, LLC, a Delaware limited liability company, its Manager		By:	JSJB PROPERTIES, LLC, a Delaware limited liability company, its Manager

	By:	/s/ V. James Santarsiero		By:	/s/ V. James Santarsiero
		V. James Santarsiero			V. James Santarsiero
	Title:	Manager		Title:	Manager

MHC PROPERTIES, LLC, an Arkansas limited liability company			JHC PROPERTIES, LLC, an Arkansas limited liability company

By:	JSJB PROPERTIES, LLC, a Delaware limited liability company, its Manager		By:	JSJB PROPERTIES, LLC, a Delaware limited liability company, its Manager

	By:	/s/ V. James Santarsiero		By:	/s/ V. James Santarsiero
		V. James Santarsiero			V. James Santarsiero
	Title:	Manager		Title:	Manager

LVRC PROPERTIES, LLC, An Arkansas limited liability company

By:	JSJB PROPERTIES, LLC, a Delaware limited liability company, its Manager

	By:	/s/ V. James Santarsiero
V. James Santarsiero
	Title:	Manager

IN WITNESS WHEREOF, Existing Operators have executed this Operations Transfer Agreement on the Execution Date, to be effective as of the Effective Date.

EXISTING OPERATORS:

BATESVILLE HEALTHCARE CENTER, LLC, an Arkansas limited liability company			WEST MEMPHIS HEALTHCARE CENTER, LLC, an Arkansas limited liability company

By:	/s/ V. James Santarsiero		By:	/s/ V. James Santarsiero
	V. James Santarsiero			V. James Santarsiero
	Title:	Manager		Title:	Manager

SEARCY HEALTHCARE CENTER, LLC, an Arkansas limited liability company			MAGNOLIA HEALTHCARE CENTER, LLC, an Arkansas limited liability company

By:	/s/ V. James Santarsiero		By:	/s/ V. James Santarsiero
	V. James Santarsiero			V. James Santarsiero
	Title:	Manager		Title:	Manager

MINE CREEK HEALTHCARE CENTER, LLC, an Arkansas limited liability company			JONESBORO HEALTHCARE CENTER, LLC, an Arkansas limited liability company

By:	/s/ V. James Santarsiero		By:	/s/ V. James Santarsiero
	V. James Santarsiero			V. James Santarsiero
	Title:	Manager		Title:	Manager

LAKE VILLAGE RESIDENTIAL CARE CENTER, LLC, an Arkansas limited liability company

By:	/s/ V. James Santarsieros
V. James Santarsiero
	Title:	Manager

IN WITNESS WHEREOF, Each of New Operator Parent and NOP Indemnity Affiliate has executed this Operations Transfer Agreement on the Execution Date, to be effective as of the Effective Date.

NEW OPERATOR PARENT:

ARKANSAS SNF OPERATIONS ACQUISITION III, LLC,
a Delaware limited liability company

By:	/s/ Brian Reynolds
	Name:	Brian Reynolds
	Title:	Manager

NOP INDEMNITY AFFILIATE:

ARKANSAS SNF OPERATIONS ACQUISITION, LLC,
a Delaware limited liability company

By:	/s/ Brian Reynolds
	Name:	Brian Reynolds
	Title:	Manager

IN WITNESS WHEREOF, New Operators have executed this Operations Transfer Agreement on the Execution Date, to be effective as of the Effective Date.

NEW OPERATORS:

BATESVILLE HEALTH AND REHAB, LLC, an Arkansas limited liability company			BROADWAY HEALTH AND REHAB, LLC, an Arkansas limited liability company

By:	/s/ Brian Reynolds		By:	/s/ Brian Reynolds
	Brian Reynolds			Brian Reynolds
	Title:	Manager		Title:	Manager

SEARCY HEALTH AND REHAB, LLC, an Arkansas limited liability company			MAGNOLIA HEALTH AND REHAB, LLC, an Arkansas limited liability company

By:	/s/ Brian Reynolds		By:	/s/ Brian Reynolds
	Brian Reynolds			Brian Reynolds
	Title:	Manager		Title:	Manager

MINE CREEK HEALTH AND REHAB, LLC, an Arkansas limited liability company			JONESBORO HEALTH AND REHAB, LLC, an Arkansas limited liability company

By:	/s/ Brian Reynolds		By:	/s/ Brian Reynolds
	Brian Reynolds			Brian Reynolds
	Title:	Manager		Title:	Manager

LAKE VILLAGE SENIOR LIVING, LLC, an Arkansas limited liability company

By:	/s/ Brian Reynolds
Brian Reynolds
	Title:	Manager

NEW OWNERS HEREBY CONFIRM, ON BEHALF OF THEMSELVES, THEIR SUCCESSORS AND ASSIGNS, THAT THEY ARE BOUND BY THE SINGLE LOSS LIMITATION PROVISONS OF SECTION 5.06 OF THIS AGREEMENT.

CHP PARTNERS, LP, a Delaware limited partnership

By:	CHP GP, LLC, a Delaware limited liability company, its General Partner

	By:	CNL Healthcare Properties, Inc., a Maryland corporation, its sole member

		By:	/s/ Tracey Bracco
			Name:	Tracey Bracco
			Title:	Vice President

OPERATIONS TRANSFER AGREEMENT

List of Exhibits and Schedules

[Intentionally Omitted]

OPERATIONS TRANSFER AGREEMENT

Exhibit A

Facilities

[Intentionally Omitted]

OPERATIONS TRANSFER AGREEMENT

Exhibit B

OTA Assets

[Intentionally Omitted]

OPERATIONS TRANSFER AGREEMENT

Exhibit C

Excluded Assets

[Intentionally Omitted]

OPERATIONS TRANSFER AGREEMENT

Exhibit D

OTA Assumed Liabilities

[Intentionally Omitted]

OPERATIONS TRANSFER AGREEMENT

Exhibit E

Form of Bill of Sale

[Intentionally Omitted]

OPERATIONS TRANSFER AGREEMENT

Exhibit F

Form of Assignment and Assumption Agreement

[Intentionally Omitted]

OPERATIONS TRANSFER AGREEMENT

Exhibit G

Form of Indemnity Escrow Agreement

[Intentionally Omitted]